Exhibit 10.61

ALLMERICA FINANCIAL CORPORATION

RESTRICTED SHARE UNIT AGREEMENT

This Restricted Share Unit Agreement (the “Agreement”) is made as of this 1st day of March, 2004 by and between ALLMERICA FINANCIAL CORPORATION, a Delaware corporation (the “Company”), and                      (the “Participant”).

P R E A M B L E

WHEREAS, pursuant to the terms of the Allmerica Financial Corporation Long Term Stock Incentive Plan (the “Plan”), the Committee (as defined in the Plan) has agreed to give to the Participant, subject to the terms and conditions of the Plan and this Agreement, restricted share units. The number of units to be awarded shall be determined by dividing $             by the closing price of the Company’s stock on March 5, 2004 rounded up to the next full share (the “Base Amount of Restricted Share Units”). In addition, the Participant shall also receive Restricted Share Units equal to 15% of $             rounded up to the next full share (the “Premium Restricted Share Units”).

WHEREAS, the Base Amount of Restricted Share Units and the Premium Restricted Share Units will be subject to certain restrictions and other terms and conditions as set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Grant of Restricted Share Units. The Company hereby grants to Participant Restricted Share Units in an amount equal to the Base Amount of Restricted Share Units and Premium Restricted Share Units provided the Participant delivers to the Company a fully executed copy of this Agreement.

Upon vesting, each Base Amount of Restricted Share Unit and each Premium Restricted Share Unit shall be automatically converted into one (1) Share (as defined in the Plan).

2.	Vesting and Company’s Right to a Return of the Base Amount of Restricted Share Units and Premium Restricted Share Units.

(a)	Vesting. The Base Amount of Restricted Share Units and the Premium Restricted Share Units shall be one hundred (100%) percent vested on the date the Participant has completed three (3) additional years of active service with the Company or one of its subsidiaries or affiliates (the Company and its subsidiaries and affiliates hereinafter referred to as “Allmerica”). The three (3) years of additional active service will commence on March 5, 2004 and be determined pursuant to the terms of this Agreement.

(b)	Termination. Upon the termination of Participant’s employment with Allmerica for whatever reason, whether with or without cause, for good reason or otherwise, the non-vested Base Amount of Restricted Share Units and the Premium Restricted Share Units shall be returned to the Company for no consideration.

(c)	Retirement. In the event that the Participant retires prior to the Base Amount of Restricted Share Units and the Premium Restricted Share Units becoming vested, the said Restricted Share Units shall be returned to the Company for no consideration. Retirement, for purposes of this Agreement, shall have the same meaning as it does in the Plan. However, the pro rata vesting provision in the event of retirement or early retirement as set forth in Section 7(d) of the Plan is not applicable to the Base Amount of Restricted Share Units or the Premium Restricted Share Units.

(d)	Disability. In the event Participant is placed in a long term disability status (as such term is defined in the Plan) then any time during which Participant is in such status shall not be counted in determining whether Participant has provided the required amount of active service for purpose of vesting of the Base Amount of Restricted Share Units or Premium Restricted Share Units. Notwithstanding any provision in the Plan to the contrary, if the Participant’s employment with Allmerica is terminated due to disability before the Base Amount of Restricted Share Units and the Premium Restricted Share Units are fully vested, the Participant shall return to the Company, for no consideration, the Base Amount of Restricted Share Units and the Premium Restricted Share Units.

(e)	Death. In the event Participant dies prior to the Base Amount of Restricted Share Units or the Premium Restricted Share Units becoming fully vested, the Participant shall return to the Company, for no consideration, the Base Amount of Restricted Share Units and the Premium Restricted Share Units.

(f)	Change of Control. As stated in the Plan, in the event of a Change of Control (as defined in the Plan), the Base Amount of Restricted Share Units and the Premium Restricted Share Units shall be governed by the provisions of Section 8(f) of the Plan.

3.	Units Received in Certain Corporate Transactions. The terms of this Agreement shall apply to any units received by Participant in exchange for the Base Amount of Restricted Share Units and the Premium Restricted Share Units pursuant to a plan of merger, consolidation, recapitalization or reorganization of the Company. The terms of this Agreement shall also apply to any security received as a result of a unit split or unit dividend with respect to the Base Amount of Restricted Share Units and the Premium Restricted Share Units and such securities shall become Restricted Share Units pursuant to the terms of this Agreement.

4.	Notices. Any notice required to be given hereunder will be deemed to be duly given on the date of delivery if delivered in person or, on the date of mailing if mailed by registered or certified mail, postage prepaid, return receipt requested, to the party or parties that are to receive such notice at the addresses indicated on the signature page of this Agreement. The address of Participant or the Company may be changed only by giving written notice to the other party of such change of address.

5.	Taxes. To the extent the lapse of restrictions results in the receipt of compensation by Participant for tax purposes, the Company shall withhold from the Base Amount of Restricted Share Units and the Premium Restricted Share Units or any Shares received for said units, any tax required to be withheld by reason thereof.

6.	Entire Agreement; Counterparts. This Agreement contains the entire understanding between the parties concerning the subject contained in this Agreement. Except for the Agreement, there are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, that are not fully expressed herein. This Agreement may be signed in one or more counterparts, all of which shall be considered one and the same agreement.

7.	Further Assurances. Each party to this Agreement agrees to perform all further acts and to execute and deliver all further documents as may be reasonably necessary to carry out the intent of this Agreement.

8.	Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected, and such unenforceable provisions shall be automatically replaced by a provision as similar in terms as may be valid and enforceable.

9.	Construction. Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular, and the masculine or neuter gender shall include the masculine, feminine, or neuter gender. The headings of the Sections of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

11.	Successors. The provisions of this Agreement will benefit and will be binding upon the assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto.

12.	Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the nonbreaching parties would be irreparably harmed and could not be made whole by monetary damages. Each of the parties hereto accordingly agrees to waive the defense in any action for injunction or specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to an injunction or to compel specific performance of this Agreement.

13.	Amendment. This Agreement may only be amended by the written consent of all of the parties to this Agreement at the time of such amendment.

14.	Facsimile Signature. The Company may execute this Agreement by means of a facsimile signature.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

ADDRESS:	ALLMERICA FINANCIAL CORPORATION

440 Lincoln Street Worcester, MA 01653	By:
Name:
Title:

ADDRESS:
Participant

(Section 162(m) Deferral Election to follow)

162(m) Deferral Election

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), the Company is generally not entitled to a tax deduction with respect to any calendar year in which non-performance based compensation (as defined in Section 162(m)) exceeds $1 million dollars paid to its Chief Executive Officer and its next four most highly paid executives. If it is determined that compensation related to the Base Amount of Restricted Share Units and/or the Premium Restricted Share Units (in the aggregate the “Restricted Share Units”) would violate Section 162(m) when the Restricted Share Units vest and you wish to defer receipt of the Restricted Share Units until such units can be distributed to you without a violation of Section 162(m), please sign below where indicated. Notwithstanding the foregoing, the Committee may, in its sole discretion, eliminate in whole or in part this deferral election.

I hereby agree to the above Section 162(m) Deferral Election.

Participant